EXHIBIT 99.4

CONSENT OF DIRECTOR NOMINEE

As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a Director in the joint proxy statement/prospectus on Form S-4 of Newell Rubbermaid Inc. (the “Company”), and any and all amendments thereto, registering securities for issuance in the Company’s offering (the “Registration Statement”), as a person who shall become a director on the Company’s Board of Directors upon the consummation of the Merger (as such term is defined in the Agreement and Plan of Merger, dated as of December 13, 2015), and consents to the filing of this consent as an exhibit to the joint proxy statement/prospectus.

Dated: January 12, 2016
	By:	/s/ Ian G. H. Ashken
Ian G. H. Ashken